Asset Purchase Agreement

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and effective as of September 30, 1997, at 11:59 PM Denver local time (hereinafter, as of said date and time, the "Effective Date"), between DCX-CHOL ENTERPRISES, INC., a Colorado corporation ("Buyer") and DCX, Inc., a Colorado corporation ("Seller"), with reference to the following facts:

     A. Seller has been operating an electric cable assembly manufacturing business in Franktown, Colorado (the "Business").

     B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain of the assets of Seller, as hereinafter delineated.

     C. In connection with such purchase, Buyer desires to assume certain obligations of Seller relating to the Business (and none others), as more specifically set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller agree as follows:

     Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer free and clear of all liens, encumbrances and creditor claims, except those expressly assumed by Buyer hereunder, and Buyer shall purchase and acquire from Seller, at the Closing (as hereinafter defined) the following assets (collectively the "Assets"):

     Equipment. All of Seller's right, title and interest in equipment, machinery, tools, dies, appliances, furnishings, office furnishings, fixtures, storage racks, repair parts, set up devices, computers, data processing hardware and associated telecommunications equipment, media and tools, templates, patterns, telephones, telecopiers and all other tangible personal property (together, "Equipment") which are located on Seller's premises at 3002 N. State Highway, Franktown, Colorado 80116 (the "Site") on the date of Closing and which are identified in Schedule 1.A., attached hereto.

     Inventories.
     ------------

     That certain inventory of saleable finished products, replacement and component parts, raw materials, including work in process, (together, the "Inventory" or "Inventories"), that are on hand at the Site as of the Effective Date and that are attributable to contracts that are "in house" (accepted purchase orders pursuant to "Contracts" as defined in Section 1.C) (the "Purchased Inventory"), a list of which is attached hereto as Schedule 1.B.(i), but limited to such Inventory that is in excess of that which has been billed by Seller to its customers prior to the Effective Date.

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

     That certain Inventory for which Seller has paid but has not been delivered to the Site as of the Effective Date ("Prepaid Purchased Inventory"), that certain Inventory located on Site which is in excess of that required to fulfill contracts "in house" as of the Effective Date ("Excess Inventory") and that certain Inventory located on Site which is obsolete ("Obsolete Inventory"), a summary of which is attached hereto as Schedule 1.B.(ii).

     Contracts; Leases; Intellectual Property; Corporate Name and Goodwill
     ---------------------------------------------------------------------

     Contracts. All rights of Seller as of the Effective Date and the Closing Date under all contracts, agreements, commitments or arrangements with any person or entity relating to, or arising out of, the Business (the "Contracts"), a list of which is attached hereto as Schedule 1.C.(i). The term "Contracts" shall also include any agreements to modify customer Contracts as a result of engineering change notices ("ECNs") sent by a customer prior to the Effective Date.

     Leases. Seller's entire leasehold or rental interest arising under leases (together, the "Leases," a list of which is attached hereto as Schedule 1.C.(ii)) of:

     ()   Equipment, as described in Section 1.A hereof; and

     ()   Other personal property, in each case as used in the Business.

     Intellectual Property. All patents, trademarks, trade names, service marks, copyrights or applications therefor and all other intellectual property rights, trade secrets, know-how and other proprietary information, processes and formulae owned by or registered in the name of Seller relating to the conduct of the Business or the operation of the Assets (the "Intellectual Property").

     Corporate Name and Goodwill.
     ----------------------------

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     ()   All of Seller's right,  title and interest in Seller's  corporate name
          (the   "Corporate   Name"),   including   specifically,   and  without
          limitation, the name "DCX, Inc." and all variations thereof, including any registrations or applications for registration and all goodwill associated therewith.

     () All goodwill associated with the Business and the operation of the Assets at the Site (the "Goodwill").

     Supplies. All of Seller's supplies ("Supplies"), substantially all of which are listed on Schedule 1.D, attached hereto.

     Telephone Numbers. The telephone number of (303) 688-6070, and the telefax number of (303) 688-6106 and any prepayments or deposits therefor.

     Licenses. All licenses and permits required for the operation of the Business, to the extent transferable or assignable by Seller (collectively "Permits").

     Books and Records. Originals or accurate copies of all documents, records and papers relating to the Assets or the Business that are reasonable and/or necessary for the continued operation of the Business of Seller at the Site as it is presently conducted, including but not limited to all personnel and labor relations records (except such records as are prohibited by law to be transferred), environmental control records, sales and business records, accounting and financial records and statements, price lists, methods of pricing items and assemblies, vendor records (including lists of all companies providing outside services, with a description of the types of services provided, the prices charged, and an history of each vendor's association with the Business), supplier lists (including outstanding purchase orders, breakdowns of the items supplied, cost of each items, trade terms extended, and alternative suppliers), product specifications, operating and production records, records relating to manufacturing procedures, manufacturing specifications, records evidencing standard operating procedures, computer systems and programs (including all software), plans, drawings, schemes, designs, contacts, business plans, and present and past account/customer lists (collectively "Books and Records").

     Prepayments. All interest in deposits, security deposits, down payments, loan prepayments, prepaid insurance premiums, prepaid taxes, and prepayments of any expenses related to the Assets and/or the Business, as well as all benefits therefrom.

     Obligations Assumed by Buyer. On the terms and subject to the conditions and exceptions contained herein, at Closing, Seller shall assign and delegate to Buyer, and Buyer shall assume and undertake to pay and perform in full when due, pursuant to a General Assignment, Bill of Sale and Assumption Agreement (the "Assignment and Assumption Agreement"), (a) Seller's payment and performance obligations that come due, after Closing, under the Contracts and the Leases (whether or not the Leases' assignment and assumption occurred with the lessor's consent) identified in Schedules 1.C.(i) and 1.C.(ii), on condition, in the event consents are not obtained, that Buyer continue to receive the benefits of those Contracts or Leases; (b) the warranties, returns, and/or repairs of products manufactured and/or shipped following the date hereof other than the warranties for which Seller is responsible pursuant to Section 6.D; (c) all expenses directly attributable to the Business and the operation of the Assets from the Effective Date to the Closing Date (expenses similar to the expenses listed on the Profit and Loss Statements in Schedule 8.X), except all payroll expenses through October 4, 1997 for which Seller shall be responsible and which Seller has paid; and none others. Together, the items under (a), (b) and (c) shall be known as the "Assumed Obligations."

     Purchase Price. The Purchase Price shall be $1,100,000, payable in readily available funds. The Purchase Price shall be allocated among the Assets as provided in Schedule 3 , attached hereto.

     Payment Terms. As full payment for the Assets, Buyer shall pay Seller according to the terms of this Section 4.

     At the Closing, Buyer shall pay Seller the sum of $600,000.

     At the Closing, Buyer shall also pay $500,000 to the client trust account of the law firm of Davis, Graham & Stubbs LLP ("DGS"), which funds shall be distributed according to Section 6.H.

     Attached as Schedule 4.C is a list of specific ECNs ("Listed ECNs") to be used in determining the amount of ECN Revenue Deficiency (defined in Section 4.D), if any, that Seller may owe Buyer, as more particularly described in
Section 4.D and Section 4.E. Schedule 4.C shall also include a table showing the amount of increase that each Listed ECN will cause a customer to owe under the Contract with which it is associated, and the net total of those increases ("ECN Total"). In addition to Seller's warranties, representations and indemnities otherwise provided in this Agreement, Seller warrants that said Schedule 4.C is complete and accurate in all material respects, and hereby indemnifies Buyer from all Claims resulting from a breach hereof.

     On or before April 1, 1998, Buyer shall determine the amount of increased revenue, directly attributable to the Listed ECNs, that it has actually received ("ECN Revenue"). The "ECN Revenue Proportion" shall be equal to the quotient of the ECN Revenue divided by the ECN Total. If the ECN Revenue Proportion is at least 0.75 then the "ECN Revenue Deficiency" shall be valued at zero. If the ECN Revenue Proportion is 0.65 or less, then the "ECN Revenue Deficiency" shall be valued at $100,000. If and only if the ECN Revenue Proportion is between 0.65 and 0.75, then Buyer shall calculate the dollar value of the ECN Revenue Deficiency according to the following formula:


     subtract 0.65 from the ECN Revenue Proportion;


     multiply the total in Section 4.D.(i) by the number 1,000,000 (one million).


     Buyer shall promptly deliver to Seller copies of all changed purchase orders relating to the Listed ECNs received from the customer. Buyer shall give Seller written notice of the ECN Revenue Deficiency, if any, no later than April 5, 1998. Buyer shall forthwith set off the ECN Revenue Deficiency as described in Section 6.B.(vi) and Section 6.I, plus any equitable adjustments paid by Buyer to a customer on account of any ECN, without any additional notice, notwithstanding Section 19.C.

     Closing. The Closing of the purchase and sale of the Assets shall take place at the offices of DAVIS, GRAHAM & STUBBS LLP, 370 Seventeenth Street, Suite 4700, Denver, Colorado at 4:00 P.M. local time, on October 8, 1997, or at such other place and time as Buyer and Seller may agree in writing (the "Closing" or "Closing Date").

     Deliveries by Seller; Certain Conditions to Closing. At or before the Closing, and as a condition to Buyer's obligation to close, Seller shall deliver or cause to be delivered to Buyer at the Site the following:

     Assignments ("Assignments") of all Leases listed in Schedule 1.C.(ii), and subject to no encumbrances except those expressly assumed by Buyer hereunder;

     Assignments of all Contracts listed in Schedule 1.C.(i);

     Instruments of assignment and transfer of the Equipment, the Inventories, and the Supplies, including a Bill of Sale, in form and substance satisfactory to the parties;

     Originals or accurate copies of all Books and Records;

     All documents, in form and substance satisfactory to Buyer, reasonable or necessary to transfer the Intellectual Property, the Permits, the Corporate Name, and the Goodwill to Buyer to the extent transferable or assignable by Seller;

     Possession, at the Site, of all of the Assets;

     The consents listed on Schedule 5.A.(vii) attached hereto, which include all consents necessary to assign the "Major Customer Contracts" (defined as all Contracts of each customer that accounts for more than 20% of gross revenue expected on the Contracts);

     Seller's officers' certificate, dated as of the Closing, certifying that all representations and warranties of the Seller are complete and accurate as of the date hereof;

     Resolutions of the Board of Directors of Seller approving the transactions contemplated by this Agreement; and

     All other agreements and writings to be executed and/or delivered at or prior to the Closing in accordance with this Agreement, including but not limited to those agreements delineated in Section 6.

     Deliveries by Buyer; Conditions to Closing. At or before the Closing, and as condition to Seller's obligation to close, Buyer shall deliver or cause to be delivered to Seller the following:

     The Purchase Price, in accordance with Section 4;

     All documents and agreements, including the Assignment and Assumption Agreement for the assumption by Buyer of the Assumed Obligations and any liabilities represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or contemplated hereby;

     Buyers officers' certificate, dated as of the Closing, certifying that all representations and warranties of Buyer are complete and accurate as of the Closing;

     Resolutions of the Board of Directors of Buyer approving the transactions contemplated by this Agreement;

     All other agreements or documents to be executed and delivered at or prior to the Closing in accordance with this Agreement, including but not limited to those agreements delineated in Section 6.

     Other Agreements.
     -----------------

     Sales Representative Agreements. Before the Closing, Seller shall notify each of its sales representatives (listed in Schedule 6.A.) in writing that Seller shall be responsible for paying any commission compensation earned prior to the Closing Date and that the Buyer shall be responsible for paying any commission compensation earned after the Closing Date. Seller shall obtain and deliver to Buyer the written acknowledgment of each sales representative that they have received such notice and agree to such terms in a form acceptable to Buyer, in its sole and absolute discretion. Buyer hereby agrees and undertakes to pay commission compensation earned by the sales representatives after the Closing Date.

     Lease of Site. At the Closing, Buyer and Seller shall enter into a triple net lease of the portion of the Site currently used for the conduct of the Business (not to include the portions of the Site currently leased to ABC Kids, Inc. ("ABC Kids") and used as a child care facility) (the "Site Lease"), effective as of the Closing Date, providing for terms and conditions mutually acceptable to Buyer and Seller, in a recordable form, including but not limited to the following provisions:

     A six (6) month initial term;

     One six (6) month option, exercisable up to thirty (30) days prior to the expiration of the initial term, and one twenty-four (24) month option, exercisable up to ninety (90) days prior to the expiration of the first extended term;

     Monthly rental shall be as follows:

     ()   $16,500 for the initial term;

     ()   $16,500 for the first extended term;

     () the lower of $17,500 or "market" for the second extended term but in no event less than $16,500. "Market" shall be determined by mutual agreement or independent appraisal as more particularly provided in the Site Lease.

     The option to purchase the buildings and real property constituting the Site for a purchase price of $1,500,000. Such option shall be exercisable by Buyer during the initial term of the Site Lease, and any extensions thereof ("Option Right"), and may be exercised until ("Option Period") the later of:

()       October 31, 1998, or

     () the sixtieth (60th) day following the date that the portion of the Site currently occupied by ABC Kids becomes vacant;

provided, however, that the Option Period shall not extend beyond the Option Right. Following the expiration of such purchase option, the Buyer shall have a right of first refusal to match the terms of any bona fide third party offer to purchase the buildings and real property constituting the Site. Such right of first refusal shall be exercisable during an extension of the Site Lease but in no event later than June 30, 2000.

     The subsequent inclusion in the premises leased to Buyer of the portion of the Site currently occupied by ABC Kids (to occur upon termination or expiration of the ABC Kids Lease and the vacating of such space by ABC Kids), but only if the Buyer is occupying the Site under a valid extension of the Site Lease at the time of such vacancy of the premises by ABC Kids.

     The right to set off any unpaid  obligation of Seller  under,  Section 4.E,
Section 6.D, Section 6.G, or Section 6.J of this Agreement against any payment to be made by Buyer under the Site Lease, the option to purchase the Site or the right of first refusal.

     Lease to ABC Kids. All rent payments received by Seller following the Closing Date from ABC Kids under the ABC Kids lease (the "ABC Kids Lease") shall be assigned to Buyer. Buyer shall not assume any liability of Seller arising out of or in connection with the termination of the leasehold interest of ABC Kids upon expiration of the ABC Kids Lease in August, 1998 and the vacating of the leased premises by ABC Kids. Seller shall indemnify Buyer against, and hold Buyer harmless from, any claims or liabilities which may arise from the termination of such lease to the extent such claims or liabilities did not result from the negligent, reckless or intentional acts of the Buyer. So long as Buyer is a tenant of Seller, Seller shall not extend or renew the ABC Kids Lease. Seller shall use its reasonable best efforts to remove ABC Kids from the premises following the termination or expiration of the ABC Kids Lease.

     Product Returns and Warranties. After the Closing, Buyer may honor (in accordance with the terms of Seller's warranties, express and/or implied,) returns, repairs and/or warranties of products manufactured in whole or in part by Seller and/or shipped by Seller (the "Warranty Claims"). Seller shall reimburse Buyer within seven (7) business days following billing to Seller of all expenses and costs of Buyer arising in connection with such Warranty Claims made during the twelve (12) months following the date that the warranted product is delivered to the customer, or if that date is not reasonably ascertainable, twelve (12) months following the earlier of the Code Date or the Liquidation Date (as defined hereinafter) for the Contract under which the product was shipped (the "Warranty Expenses"). Seller shall reimburse Buyer for all Warranty Expenses incurred in honoring Warranty Claims clearly attributable to manufacturing work or process occurring before Closing. Seller shall not reimburse Buyer and shall in no way be liable for Warranty Expenses incurred by Buyer in honoring Warranty Claims clearly attributable to manufacturing work or process occurring after the Closing. If any Warranty Claim is not clearly attributable to the manufacturing work or process of either party, then Seller shall reimburse Buyer for its pro rata share of the Warranty Expenses incurred in honoring such Warranty Claim. The proration shall be based on the percentage of the product's price billed before the Closing, which shall be allocated to Seller, as compared to the percentage billed after the Closing, which shall be allocated to Buyer. Seller acknowledges that certain products shipped by it prior to the Closing Date were shipped without date codes and/or serial numbers. Seller acknowledges that Buyer may be unable to determine the exact age or date of shipment of certain products returned by customers for repair and therefore Buyer may be unable to determine if the applicable warranty on the returned item has expired. Subject to the approval of its customers, Buyer shall mark products shipped by it following the Closing Date with readily determinable date codes and/or serial number, in ink, to determine the date of shipment of all products shipped by Buyer, the return or repair of which would expose Seller to potential liability hereunder. The "Liquidation Date" is the last date that the last product with a particular part number is shipped pursuant to a Contract. The "Code Date" for any product is the shipping date of the product as determined by the product's code. If the Buyer has not placed a code on the product, and the customer has approved the coding of products under the applicable Contract, the "Code Date" for that item shall be thirty (30) days after the customer approved the ink coding of products for that Contract.

     Sales and/or Use Tax. Buyer shall pay all applicable sales and/or use taxes resulting from or in connection with the Closing of this transaction.

     Observation of the Business by Buyer. From the date hereof and until the prior of the Closing or the termination of this Agreement by either party under
Section 20, Seller shall permit Buyer to observe in all respects and have access to all information relating to the Business at the Site and the Assets. Seller shall also permit Buyer to contact Seller's existing customers of the Business for the purpose of determining the status of Seller's relationships with such customers.

     Employee Hiring. Buyer shall be under no obligation to employ any employees of the Seller for any specified period after Closing. In addition to all other rights of indemnity and defense contained in this Agreement, Seller shall indemnify, defend and hold harmless Buyer for any Claims (as defined in Section
11), of any former employee, related to his or her termination by Seller or Buyer's decision not to employ him or her by or at the Closing. Seller shall reimburse Buyer within seven (7) business days following billing to Seller of all expenses and costs of Buyer arising in connection with such Claims.

     Payment of Trade Payables. As part of the Purchase Price, Buyer shall deliver to DGS at Closing $500,000 in readily available funds (the "Funds"), for the payment of all trade payable accounts of the Business and payments owed to sales representatives (all of which are fully and completely listed on Schedule 6.H), except for those accounts that the parties may agree not to pay at that time. The trade creditors listed on Schedule 6.H. who shall be paid out of the Funds are referred to as the "Payees." Seller shall mail or fax to each Payee promptly following the Closing Date a request for verification of the amount owed to that Payee. Seller and Buyer shall prepare joint instructions to DGS indicating the name and address of each Payee and the amount to be paid to such Payee. DGS shall not be obligated to write any checks or disburse any portion of the Funds until it has received confirmation from its bank that the Funds have been cleared and are available. DGS shall only act upon receipt of joint instructions signed by both the Buyer and the Seller. Upon receipt of such joint instructions, DGS shall mail checks to Payees out of the Funds in the Agency Account in accordance with the instructions received. If DGS has not received joint instructions for the disbursement for the full amount of the Funds by October 30, 1997, then DGS shall disburse the portion of the Funds remaining in the Agency Account according to any joint instructions it receives on that date. If no such joint instructions on the disbursement of the remaining Funds is received by midnight on October 30, 1997, then DGS shall write a check payable jointly to Seller and Buyer for the full amount of such remaining Funds. The responsibilities of DGS hereunder are intended to be ministerial in nature and DGS shall have no liability to the Seller, the Buyer or any other person hereunder except for its knowing and willful refusal to abide by the terms of this Section. Buyer acknowledges that DGS is counsel to Seller and agrees that neither the activities performed by it pursuant to this Section nor any dispute between or among Seller, Buyer and DGS will prevent DGS from continuing such representation.


     Setoff. Notwithstanding Section 19.C, within seven (7) business days of Buyer's receipt of notice of a Claim or obligation regarding Claims made or obligations incurred under Section 6.D, Section 6.G, or Section 6.J of this Agreement, and prior to Buyer's settlement thereof, Buyer shall notify Seller of such Claim. Subject to the notice provisions contained in the first sentence of this Section 6.I which relates only to Sections 6.D, 6.G and 6.J, Buyer may forthwith set off any unpaid obligation of Seller (whether arising before or after the Closing) under Section 4.E, Section 6.D, Section 6.G or Section 6.J of this Agreement against any payment to be made by Buyer under the Site Lease, the option to purchase the Site or the right of first refusal.

     Insurance. Seller shall obtain a products liability insurance policy the coverage limits of which shall be the maximum levels which are offered for annual premiums of $10,000 per year, if such insurance is available on terms reasonably acceptable to both parties. In no event shall the Seller be obligated to expend more than $10,000 per year in premiums to maintain such a policy. Until such time as Seller has obtained such a products liability insurance policy, and in no event thereafter, Seller shall, at its expense maintain in force general liability insurance that is at least equivalent in coverage and insurance company quality to that maintained by Seller before the Closing, but notwithstanding previous coverage, has an aggregate liability limit of at least $3,000,000 and has a single occurrence limit of at least $1,000,000. Seller shall name Buyer as an additional insured under any such products liability or general liability insurance policy. Either such policy shall require at least thirty (30) days written notice of termination to Buyer and shall allow Buyer to pay any premiums therefor for or on the account of Seller.

     If Seller, at any time before December 31, 2003, allows the termination or expiration of any insurance policy or policies required under this Section 6.J, fails to maintain any of those policies, or fails to make a required premium payment, then Buyer may, in its sole and absolute discretion, immediately pay any or all premiums therefor, or obtain and maintain an equivalent policy.

     Seller shall reimburse Buyer for any expenses incurred under Section 6.J.(i), and those expenses shall be subject to the setoff right described in
Section 6.I.

     Seller shall send certificates of insurance covered by this Section 6.J, and evidence of payment of all premiums therefor, on January 1 of each year or promptly thereafter.

     Payments Received by Buyer. Following the Closing, Buyer shall forward to Seller any payments, received by Buyer, to which Seller is entitled under this Agreement, including payments for billings to customers before the Effective Date. Of such payments, Buyer shall promptly indorse any checks or drafts to Seller and forward them to Seller, and Buyer shall promptly deliver any cash or cash equivalents (or an equivalent sum in cash or certified funds) to Seller.

     Valid Contracts and Leases. In addition to Seller's Representations and Warranties contained in Section 8 of this Agreement and/or elsewhere herein, Seller represents and warrants that the Contracts and Leases (as delineated in Schedules 1.C.(i) and 1.C.(ii)) are valid and binding upon the parties thereto and enforceable according to their terms and there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of them that would have a material adverse effect upon the Assets or the Business. Seller has not received notice that any party to any of the Contracts intends to cancel, terminate, or not continue any of them or to exercise or not exercise any options under any of them.

     Representations and Warranties of Seller. Seller represents and warrants to Buyer that, as of the date hereof, the following facts and circumstances are correct and complete in all material respects:

     Corporate Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate power and authority to own its properties and to operate its business as now owned and operated by it, is duly qualified and/or licensed to transact intrastate and interstate business, and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

     Schedules of Seller. All Schedules to this Agreement, when attached to this agreement, will be complete and accurate.

     No Change in Seller's Ordinary Business Activities. Except as shall be set forth in Schedule 8.C, since June 30, 1997, except in the ordinary course of business and consistent with past practice and except as does not relate to the Assets, there has not been any material:

     Labor trouble or other event or condition of any character adversely affecting the financial condition of the Business at the Site;

     Adverse change in the financial condition liabilities, assets, working capital, reserves or business operations of Seller, or in the relationships with customers of Seller;

     Sale or transfer of, destruction or damage to, or loss of, any of the Assets (whether or not covered by insurance);

     Execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party;

     Re-valuation of any of the Assets;

     Waiver or release of any right or claim of Seller or the cancellation of any debts owed to Seller;

     Creation of any lien, mortgage, pledge or other encumbrance of any Asset;

     Permitting of any rights to Intellectual Property or Corporate Name to lapse or disclosure of any of Seller's trade secrets;

     Other event or condition of any character that has or might reasonably have an adverse effect on the condition of the Assets or Business of Seller; or

     Agreement by Seller or by any of its agents or employees to do or permit any of the things described in this Section 8.C, except nder this Agreement.

     Taxes. Within the times and in the manner prescribed by law, Seller has filed all federal, state, municipal, county and local tax returns and reports required by law and has paid all taxes, assessments, penalties and other charges due and payable. There are no present suits, actions, claims, proceedings, disputes, examinations or audits, as to taxes of any nature payable by Seller and all deficiencies which have been assessed have been paid. There are no tax liens except for current taxes not yet delinquent.

     Zoning. The present zoning of the Site permits the presently existing improvements, Assets, manufacturing and assembly processes, and all other processes and tangible items used in the business and the continuation of the business as it is presently being conducted thereat. Seller knows of no claim by or plan of any governmental agency that in any way may affect current zoning.

     Inventory Quality. The Purchased Inventories consist of items which have passed the quality control tests and inspections normally relied upon in the ordinary course of business by Seller. All items included in the Purchased Inventories are the property of the Seller, except for sales made in the ordinary course of business and, with respect to each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the Books and Records. No item included in the Inventories is subject to any security interests, liens or encumbrances and none of the Inventories has been pledged as collateral or is held by the Seller on consignment from any person or entity other than those security interests, liens, encumbrances or pledges that will be released or terminated at Closing. To the best of Seller's knowledge, all the Purchased Inventories are free of material defects and, to the extent that they consist of finished or semi-finished goods, also comply with any specifications of the purchasers thereof.

     Proprietary Information. Attached hereto as Schedule 8.G is a list and brief description of all patents, trademarks, tradenames, service marks, copyrights or applications therefor owned by or registered in the name of Seller relating to the conduct of the Business or the operation of the Assets. Seller has furnished Buyer with copies of all license agreements to which Seller is a party, either as licensor or licensee, with respect to any patents, trademarks, tradenames, or copyrights. Except as described on Schedule 8.G hereto, Seller has good title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business or the operation of the Assets as presently conducted or operated without the payment of any royalty or similar payment, and Seller has received no notice that it is infringing on any patent right, tradename, copyright or trademark right of others, and Seller is not aware of any infringement by others of any such rights owned by Seller.

     Title to Assets; Working Order. Except as disclosed on Schedule 8.H, Seller has good title to all the Assets and interests in the Assets and, except as otherwise disclosed, all the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions. Except as set forth in Schedule 8.H all Assets are in good operating condition and repair, ordinary wear and tear excepted, are adequate for intended and current uses, and are not in need of any maintenance or repair, except for routine maintenance not material in nature or cost.

     Customers; Suppliers Absence of Certain Business Practices.
     -----------------------------------------------------------

     Schedule 8.I.(i) to this Agreement shall be a correct and current list, as of the date hereof, of the names and addresses of all customers of Seller. To the best of Seller's knowledge, there have been no adverse changes in any existing business relationships with any of such customers since June 30, 1997. Except as indicated in Schedule 8.I.(i), Seller has no information and is not aware of any facts indicating that any of such customers intend to cease doing business with Seller or intend to alter the amount of the business (or to reduce the price therefor) that they are presently doing with Seller, except where the effect thereof would not be materially adverse to the Business.

     Schedule 8.I.(ii) to this Agreement shall be a correct and current list, as of the date hereof, of the names and addresses of all suppliers from which Seller ordered raw materials, supplies merchandise and other goods and services at the Site and the amount for which each supplier invoiced Seller during the last 12 month period. Except as indicated in Schedule 8.I.(ii), Seller has no information and is not aware of any facts indicating that any of such suppliers intend to cease doing business with Seller or intend to alter the amount of the business (or to increase the price therefor) that they are presently doing with Seller, except where the effect thereof would not be materially adverse to the Business.

     To the best of Seller's knowledge, neither Seller, nor any officer, employee or agent of Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in position to help or hinder the business (or assist Seller in connection with any actual or proposed transaction relating to the business) (a) which subjected or might have subjected seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which if not given in the past, might have had a material adverse effect upon the business, operations or prospects of seller, (c) which if not continued in the future, might have a material adverse effect upon the business, operations or prospects of Seller or subject Seller to suit or penalty in any private or governmental litigation or proceeding, (d) for any of the purposes described in
Section 162(c) of the Internal Revenue Code of 1986, 26 U.S.C.A.  ss. 162(c), or
(e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     Copies of Insurance;  Claims. In addition to the documentation  required in
Section 6.J, Seller shall deliver to Buyer photocopies of all liability, fire, workers' compensation, products liability and other insurance policies held by the Sellers in connection with the business and/or the Assets ("Insurance Policies"). Seller has maintained, and through the Closing shall continue to maintain, all adequate (i) insurance on all the Assets and the business of a type of customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection against all liabilities, claims, and risks against which it is customary to insure. Seller is not in default with respect to payment of premiums on any such policy. Except as set forth in Schedule 8.J, no claim is pending under any such policy.

     No Restrictions. Except as otherwise provided in this Agreement or any Schedule hereto, the Assets and the Business are not bound by any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement. Seller is not a party to, nor is Seller or the Assets bound by, any agreement that is adverse to the business, property or condition of the Assets of Seller. All Contracts and Leases contemplated to be assigned by the Closing are assignable either without the consent of a third party or with such consent.

     No Violation of Law. Seller has complied with in all material respects, and is not in violation of, applicable federal, state, municipal and/or local statutes, laws and regulations (including but not limited to any applicable environmental, employment, health, building, zoning or other law, ordinance or regulation) affecting the Assets or the operation of Seller's business. Seller has received no pending notice of past or present failure to comply with any such statutes, laws or regulations, and no expenditures shall be required after the Closing in order for Buyer to so comply. Schedule 8.L. to this Agreement shall be a complete and accurate identification of all environmental permits Seller currently holds.

     Claims and Proceedings. Except as set forth in Schedule 8.M., there are no claims, actions, suits, legal, administrative or regulatory proceedings or investigations pending or, to the knowledge of Seller, threatened, against or relating to Seller, its properties, assets or Business, which, if adversely determined would be reasonably expected to have a material adverse effect on the Business, the Assets or the transactions contemplated by this Agreement.

     No Default or Other Violation. Other than the effect of the failure to obtain any third-party consents and any required shareholder consent, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or Bylaws of Seller or any lease, license, promissory note, contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iii) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (iv) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller, its employees or the Assets.

     Employees. Schedule 8.O is a true and complete list of all agreements or arrangements providing for employee remuneration or benefits in connection with the business at the Site. Seller is in substantial compliance with labor laws and regulations. There has been no grant or commitment to increase the compensation of any employee outside of the ordinary course of business. Except as disclosed on Schedule 8.O, there are not pending employment related proceedings, investigations or complaints against Seller or its business and none are threatened. There is no labor union with respect to the Business at the Site. Seller has complied in all material respects with all laws relating to its employees including, but not limited to, the Worker Adjustment Retraining Notification Act.

     Corporate Authority. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller, and the transactions contemplated hereby have been duly authorized by the board of directors of Seller. Seller shall use reasonable best efforts to obtain approval for the transactions contemplated hereby from its shareholders if, in the opinion of Seller and its counsel, such approval is required by applicable law.

     Interests in Competitors, Suppliers, Customers, Etc. Except as disclosed on
Schedule 8.Q attached hereto, no officer or director involved in the conduct of the Business has any ownership interest in any competitor, supplier or customer of the Business (other than ownership of securities of a publicly-held corporation of which such person owns, or has real or contingent rights to own, less than one percent of any class outstanding securities) or property used in the operation of the business of any competitor, supplier or customer of the Business.

     Completeness of Schedules, etc. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit or schedule delivered by Seller, whether before or after the execution hereof, is in fact what it is purported to be by Seller, is true, accurate and complete as of the date of delivery and has not been amended, canceled or otherwise modified.

     Ordinary Course. Except as disclosed on Schedule 8.S hereto, since June 30, 1997, except as otherwise disclosed herein, Seller has conducted its business only in the ordinary course and consistent with past practices.

     No Undisclosed Material Liabilities. There are no liabilities of Seller affecting the Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (i) liabilities disclosed on Schedule 8.T attached hereto, (ii) liabilities provided for in the balance sheet as of June 30, 1997 or disclosed in the notes thereto and any liabilities incurred since that date in the ordinary course of business, and (iii) other undisclosed liabilities which, individually or in the aggregate, are not material to Seller.

     Corporate Name. Except for the Corporate Name "DCX, Inc." Seller does not use any trademark, service mark, trade name or copyright in the business conducted at the Site. Seller has received no notice that in using its Corporate Name it is infringing on any right, trade name, copyright or trademark right of others, and Seller is not aware of any third party using its Corporate Name or otherwise infringing on any rights to the Corporate Name owned by Seller.

     Backlog. As of the Closing Date, the amounts listed on Schedule 8.V attached hereto, are substantially accurate estimates of the dollar total of the remainder of products to be shipped pursuant to the Contracts, the anticipated progress and liquidation payments to be received thereunder and the cost of raw materials and labor required to complete unfinished work under the Contracts.

     No Untrue Statements. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

     Financial Statements. Schedule 8.X sets forth the profit and loss statements for August and September 1997 (the "Profit and Loss Statements"). Such financial statements are true, complete and accurate in all material respects, and have been prepared from the books and records of the Business and Seller in accordance with GAAP consistently applied and maintained throughout the periods indicated and fairly present the results of operations for the periods covered thereby.

     Supplier Rating. Seller is designated as a "Star Supplier" by Lockheed.

     Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the following facts and circumstances are correct and complete in all material respects:

     Due Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Colorado with the corporate power and authority to conduct its business and to own and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or operations.

     Due Authorization. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligations of Buyer, enforceable in accordance with their terms.

     No Conflicts. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby will violate or conflict with (i) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgement, or decree applicable to Buyer, or (ii) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer or any contract or other instrument by which Buyer is bound.

     Litigation. There are no claims, actions, suits, legal, administrative or regulatory proceedings or investigations pending or, to the knowledge of Buyer, threatened, against or relating to Buyer, its properties, assets or business, which, if adversely determined would be reasonably expected to have a material adverse effect on Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

     Survival of Representations and Warranties. Except as otherwise herein or therein provided, all statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive the consummation of the transactions contemplated hereby for a period of two (2) years following the Closing Date.

     Non-assumption of Liabilities; Indemnification Pending Closing. Buyer shall not assume any product warranties, product returns, debt, liability or obligation of Seller of any kind or nature other than the Assumed Obligations. Seller shall indemnify against, defend, and hold Buyer harmless from, any and all claims, Warranty Claims, liabilities, demands, losses, costs, damages, obligations, expenses and causes of action, other than those Warranty Claims and Warranty Expenses for which Buyer is responsible pursuant to Section 6.D hereof, including but not limited to, any interest, penalties and attorney fees (collectively "Claims"), which Buyer may sustain or incur or which may be asserted against Buyer in connection with, resulting from or arising out of Seller's operation of the Business or use or ownership of the Assets and/or any and all acts or omissions performed or committed by Seller or any of its agents at any time ("Indemnified Claims"), before or through the Closing.

     Name of Business. At the Closing, Seller shall grant to Buyer the Corporate Name and the right to use the Corporate Name. Seller has not granted, and shall not grant to any other person or entity, the Corporate Name or the right to use the Corporate Name. Seller shall change its name no later than ten (10) days following the next meeting of Seller's shareholders. During the period after Closing and before the completion of Seller's name change, Seller shall refrain from using the Corporate Name in a commercial manner or for purposes of promoting its business. Seller acknowledges that Buyer would be irreparably damaged if Seller breaches its obligations under this Section.

     Further Assurances. The parties, at any time before or after the Closing, shall execute, acknowledge and deliver any and all further assignments, conveyances, documents, instruments and writings reasonably requested by the other party, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to Buyers possession, any or all of the Assets or for the purposes of the assumption by Buyer of the Assumed Obligations. If requested by Buyer, Seller shall, at Buyer's expense, prosecute or otherwise enforce in its own individual or collective name for the benefit of Buyer any claims, rights or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in the Seller's name.

     Confidential Information; Competition.
     --------------------------------------

     Confidential Information. During the course of the negotiations of this Agreement and during the course of Buyer's operation of the Business prior to Closing, each party hereto acknowledges it has gained confidential information regarding the customers, employees, methods of operation, financial affairs, or any other confidential matter of the business of the other and that the other party would be irreparably damaged if the confidential knowledge of their respective businesses were disclosed to or utilized on behalf of any person or entity which is in competition with Seller or Buyer, as applicable. Therefore each party hereto covenants and agrees as follows:

     Confidentiality Obligation of Buyer Prior to Closing. Until Closing (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its reasonable best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner (including for Buyer's competitive benefit) except in connection with the transactions contemplated hereby, any confidential business or technical information including information regarding the customers, employees, methods of operation, financial affairs, or any other confidential matter (including specifically all designs, specifications, know-how, including any proposed design and specifications for future products and products in development, marketing plans, and all other technical and business information) obtained from Seller in connection with the transactions contemplated hereby concerning the Business or the Assets ("Confidential Information"). This obligation shall cease to apply to Buyer upon the Closing. In the event that this Agreement terminates for any reason, Buyer shall return to Seller or destroy all materials in its possession containing any such Confidential Information, including all copies, extracts, adaptations, and transcriptions thereof. Notwithstanding any terms of this Section or any other Section of this Agreement to the contrary, Buyer may solicit any customer, including the customers of Seller, for any purpose whatsoever, so long as Buyer does not utilize the Confidential Information. The restrictions on disclosure and use of information shall not apply to information known to Buyer prior to the commencement of the negotiations relating to the transactions contemplated hereby.

     Confidentiality Obligation of Seller Following Closing. Following the occurrence of Closing, Seller shall, and shall use its reasonable best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information including information regarding the customers, suppliers, employees, methods of operation, financial affairs, or any other confidential matter (including specifically all designs, specifications, know-how, including any proposed design and specifications for future products and products in development, marketing plans, and all other technical and business information) remaining in its possession concerning the Business or the Assets. Promptly following Closing, Seller shall surrender to Buyer or destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     Permitted Disclosures. Notwithstanding subsections (i) and (ii), either party may disclose confidential information (a) only as described in Schedule 14.A.(iii), which is hereby incorporated into this Agreement by reference, (b) to governmental agencies as required by applicable laws, following reasonable notice to Buyer so that Buyer may appropriately object thereto, (c) if required by court order or decree, following reasonable notice to Buyer so that Buyer may appropriately object thereto, or (d) to its attorneys and accountants as confidential and privileged information.

     Competition. In consideration for the delivery to Buyer of the Assets, for a period of five (5) years after the Closing, Seller shall not, within the United States of America during the period described in this Section, directly or indirectly:

     Engage in or have any interest in any person or entity which directly or indirectly engages in, or perform any services for any person or entity which directly or indirectly engages in, competition with the Business as it was conducted by Seller prior to Closing; or

     Employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed by Buyer or any affiliate of Buyer; or

     Hire, engage, send any work to or in any manner be associated with any person or entity which competes with Buyer if such action would have an adverse effect on the business, assets or financial condition of Buyer as it relates to the continued operation of the Business and the Assets.

     Irreparable Harm. Seller understands and agrees that the covenants made by it in this Section 14 are made in connection with the acquisition by Buyer of the Assets, including but not limited to the goodwill of Seller, and such acquisition is being made in reliance on such covenants. Irreparable harm would befall Buyer should Seller violate any of the provisions of this Section 14, and would not be compensable in money damages; therefore. the parties stipulate and agree that Buyer shall be entitled to seek injunctive relief for such harm in the event of any breach of this Section 14 in addition to all other rights and remedies available to Buyer. If a determination is made by a court of competent jurisdiction that any restriction imposed by this Section 14 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by applicable law.

     Conditions Precedent to Buyer's Obligations. In addition to the conditions delineated in Section 5.A, the Buyer's obligations under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

     Seller's Representations Complete. All representations and warranties of Seller in this Agreement shall be true and complete as of the Closing as though such representations and warranties were made on and as of that date.

     Full Performance. Seller shall have performed and satisfied all covenants, conditions and agreements required by this Agreement to be performed and satisfied by it.

     No Damage. There shall have been no material loss or damage to the Assets.

     No Lawsuits. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement, and there shall not then be threatened, instituted or pending any action or proceeding before any federal or state court or other governmental authority challenging the purchase by Buyer or the disposition by Seller of the Assets or otherwise seeking to restrain or prohibit consummation of the transactions contemplated hereby or seeking to impose any material limitation on any provisions of this Agreement or any related agreement.

     Consents Obtained. The consents identified in Schedule 5.A.(vii), attached hereto, shall have been obtained by Seller, and shall include all consents necessary to assign the Major Customer Contracts and the Equipment Leases.

     Form Satisfactory to Buyer. The form and substance of all certificates, documents, consents and other writings delivered to Buyer pursuant to this Agreement shall be reasonably satisfactory to Buyer.

     Amendments Approved. Buyer has approved any amendments or changes made to any Schedule attached hereto in accordance herewith.

     Due Authority. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Seller.

     Customer Relations. Buyer, in its sole and absolute discretion, shall be satisfied with Seller's relationship with its customers as Buyer determines, in accordance with its rights under Section 6.F.

     Conditions Precedent to Seller's Obligations. In addition to the conditions delineated at Section 5.B, the Seller's obligations to sell and transfer the Assets under this Agreement are subject to the complete satisfaction, at or prior to the Closing, of all of the following conditions:

     Buyer's Representations Complete. All representations and warranties by Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing as though such representations and warranties were made on and as of that date.

     Full Performance. Buyer shall have performed and satisfied all covenants, conditions and agreements required by this Agreement to be performed and satisfied by it.

     Due Authority. The execution and delivery of this Agreement by Buyer, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Seller shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Buyer.

     Seller's Obligations Before Closing. Seller covenants that, except as otherwise herein provided or agreed in writing by Buyer, from the date of this Agreement until the Closing:

     Access to Seller's Financial Records. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all of Seller's financial records, and other properties, records, contracts and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Assets and the finances of Seller that may be reasonably requested by Buyer.

     Continuation of Normal Business Activities. Except as otherwise herein provided, beginning from the date hereof and ending upon Closing, Seller shall carry on its business and activities diligently and in substantially the same manner as was previously carried on, and by way of example and not as a limitation:

     Use reasonable best efforts to retain substantially all present employees;

     Use   reasonable   best  efforts  to  maintain   pleasant  and   harmonious
relationships with all suppliers, customers, employees, and others having contact with the Business;

     Exercise due diligence in safeguarding and maintaining the confidentiality of all books, reports, and data pertaining to the Business;

     Grant no increases in salary, pay, or other employment related benefits to any officers, employees, or agents of the Business without the written consent of the other party;

     Enter into no contracts, leases or transactions on account of the Business without the written consent of the other party;

     Incur no obligations and purchase or order no merchandise for or on account of the Business without the written consent of the other party;

     Neither sell nor dispose of any assets of Seller nor enter into any agreement or arrangement to do same;

     Waive no rights or claims arising out or because of the Business without the written consent of the other party;

     Change no insurance or other benefit plan covering any employees of the Business without the written consent of the other party;

     Use reasonable best efforts to maintain the Insurance Policies in effect and at all times to continue to insure all property constituting the Assets against all ordinary and insurable casualty risks; and

     Neither effect nor post any billings (on account of work performed after the Effective Date) or sales, nor accept payments for sales made or work performed after the Effective Date.

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


     Business Relations. Seller shall use its reasonable best efforts to preserve Seller's business organization intact and to keep and preserve good business relationships with Seller's suppliers, customers, lenders and others having business relationships with Seller.

     Consents. Seller shall use its reasonable best efforts to obtain all consents listed in Schedule 5.A.(vii).

     Regulatory Approvals. Seller shall fully cooperate with Buyer in preparing and filing all information and documents deemed necessary by any governmental entity or agency or reasonably desirable by Buyer pertaining to the transactions contemplated by this Agreement.

     Access to Financial Records. Seller shall allow Buyer and its counsel, accountants and other representatives, such access to any books and records of Seller which, after the Closing, are in the custody or control of Seller as Buyer reasonably requests with respect to the Business, the Assets or the Assumed Obligations assumed by Buyer pursuant to this Agreement.

     Indemnification.
     ----------------

     Seller's Indemnification Following the Closing. Seller shall indemnify against, defend and hold Buyer harmless from:

     Any and all Claims (as defined in Section 11) which Buyer may sustain or incur, which arise, result from or relate to any breach of, or failure by Seller to perform any of the representations, warranties, covenants or agreements in this Agreement or in any Schedule, certificate, exhibit or other instrument furnished or to be furnished by Seller under this Agreement; and

     All Indemnified Claims (as defined in Section 11).


     Buyer's Indemnification Following the Closing. From and after the Closing, Buyer shall indemnify, defend and hold Seller harmless from any and all Claims (as defined in Section 11) that Seller shall incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform any of the representations, warranties, covenants or agreements in this Agreement or in any Schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement, and from any Claims which Seller may sustain or incur or which may be asserted against Seller in connection with, resulting from or arising out of Buyer's operation of the Business or use or ownership of the Assets and/or any and all acts or omissions performed or committed by Buyer or any of its agents at any time. Seller shall provide prompt notice of Claims hereunder, if any, to Buyer.

     Additional Indemnification Terms.
     ---------------------------------

     Defense of Claims. If any legal proceeding shall be instituted, or any claim or demand made by a third party, against Buyer in respect of which the Seller may be liable hereunder, Buyer shall give prompt written notice thereof to Seller, and Seller shall have the right to defend, or cause Buyer or its successor to defend promptly any litigation, action, suit, demand, or claim for which Buyer may seek indemnification, and Buyer shall extend reasonable cooperation in connection with such defense, which shall be at Seller's expense. In the event that Seller fails to defend the same promptly, Buyer shall be entitled to assume the defense thereof. Seller shall be liable to pay or to repay Buyer for all expenses reasonably incurred in connection with said defense (including reasonable attorney fees and settlement payments) if it is determined, in accordance with the arbitration provisions of subsection (iii) that such request for indemnification was proper. The provisions of this subsection shall apply equally to Seller, mutatis mutandis, for any litigation, action, suit, demand, or claim made against Seller in respect of which Buyer may be liable thereunder; provided, however, that this subsection 19.C.(i) shall not apply to the exercise of setoff rights contemplated under Sections 6.B.(vi) and/or 6.I of this Agreement, in that Seller may not defend Claims for which Buyer has exercised such setoff rights without Buyer's prior, written consent, which consent may be withheld or granted in Buyer's sole and absolute discretion.

     Notice of Claim. Except as otherwise provided in this Agreement, and except with respect to claims subject to subsection 19.C.(i) or under Sections 4.E, 6.D, and 6.G, before either party to this Agreement may claim against the other party, under the indemnity provided in this Section 19 or in Section 11, that it is entitled to indemnification ("Indemnitee"), it shall first serve written notice of any alleged breach, nonperformance, misrepresentation, omission or the like giving rise to the claim for indemnification within (10) days of learning of such claim, along with supporting documentation, if any, and no action shall commence to enforce the indemnity if the other party cures the breach and compensates the Indemnitee for all such damages or other amounts due within thirty (30) days after delivery of the written notice and supporting documentation. The parties shall make a reasonable, good-faith effort to meet and resolve the dispute before submitting the matter to arbitration under subsection 19.C.(iii) below.

     Arbitration Provisions. Without limiting the right to setoff under Sections 6.B.(vi) or 6.I pending the outcome of any arbitration, if the parties have been unable to resolve any dispute or controversy arising under this Agreement, then any such dispute or controversy arising with respect to a claim of indemnification hereunder shall be settled by arbitration by a single arbitrator, in accordance with the rules of the American Arbitration Association, whose decisions shall be subject to review only as to matters of law. The arbitrator shall be selected pursuant to the rules of the American Arbitration Association from a panel of independent and disinterested persons with at least ten (10) years' experience each in significant corporate, business or accounting matters, and who are familiar with the purchase and sale of business concerns. The expenses of both parties in the arbitration, including reasonable attorney fees and arbitration expenses, shall be paid by the party who does not prevail. If each party prevails in part, the arbitrator will determine the appropriate allocation of expenses among the parties utilizing the principle described above. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

     Termination.
     ------------

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to Closing:

     By the mutual written consent of Buyer and Seller;

     By either Buyer or Seller if the Closing shall not have occurred before October 9, 1997;

     By Buyer if Seller fails to perform its obligations under this Agreement;

     By Seller if Buyer fails to perform its  obligations  under this Agreement;
and

     By Buyer if, for any reason, it disapproves any Schedule or any information contained in any Schedule or connected with any Schedule.

     In the event of the termination of this Agreement by either party as above provided, except for obligations that expressly survive, neither party shall have any liability hereunder of any nature whatsoever to the other party, including any liability for damages or for breach of any implied covenant of good faith and fair dealing.

     In the event that a condition precedent to any party's obligations to consummate the transactions contemplated hereby is not satisfied, nothing contained herein shall be deemed to require such party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby.

     Boker Fees; Costs. Except as disclosed on Schedule 21, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Each of the parties shall pay their own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in the Closing and carrying out the transactions contemplated by this Agreement.

     Notices. All notices, demands, and communications required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, or if transmitted by facsimile transmission to the recipient at the facsimile number set forth below with electronic confirmation of receipt, or if mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the recipient at the following address (or to such other or additional recipients or at such other or additional facsimile numbers or addresses as shall be given to the other parties in the manner herein provided for all notices):

         Buyer:            DCX-Chol Enterprises, Inc.
                           12831 S. Figueroa Street
                           Los Angeles, California 90061
                           Attention: Neal Castleman
                           Fax:       (310) 516-1693

         With Copy to:     Silver & Freedman, A Professional Law Corporation
                           1925 Century Park East, Suite 2100
                           Los Angeles, California 90067-2722
                           Attention: Perry S. Silver, Esq.
                           Fax:       (310) 556-0832

         Seller:           DCX, Inc. (subject to name change)
                           3002 North State Highway 83
                           Franktown, Colorado 80116
                           Attention: Stephen Carreker
                           Fax:       (303) 688-6106

         With Copy to:     Transition Partners Limited
                           1942 Broadway, Suite 303
                           Boulder, Colorado 80302
                           Fax:       (303) 665-7651

         and:              Davis, Graham & Stubbs LLP
                           370 17th Street, Suite 4700
                           Denver, Colorado 80202
                           Attention:  John McCabe, Esq.
                           Phone:     (303) 892-9400 / Fax:  (303) 893-1379

Notice given as provided herein shall be deemed duly given on the soonest to occur of: (a) the date personally delivered, or (b) the first calendar day after facsimile transmission with electronic confirmation of receipt, or (c) the third calendar day alter deposit in the United States mail.

     Notwithstanding the forgoing, any notice, demand, or communication required hereunder which is transmitted by facsimile shall also be sent by United States first class mail postage pre-paid, but the date upon which same shall be deemed duly given is the first calendar day after facsimile transmission with electronic confirmation of receipt. Entire Agreement; Written Amendment Only. This Agreement, and the agreements referred to herein is an integrated document containing and expressing all terms, covenants, conditions, warranties and agreements of the parties relating to the subject matter hereof. No other or prior agreements or understandings pertaining to the same shall be valid or of any force or effect. This Agreement shall not be amended, altered or modified, except in writing signed by the parties hereto.

     Interpretation. Subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its terms.

     Governing Law. This Agreement shall be interpreted, construed and governed by, in accordance with and consistent with the laws of the State of Colorado, which shall apply in all respects, including statutes of limitation, to any disputes or controversies arising out of or pertaining to this Agreement.

     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same document.

     Gender; Plural and Singular. Whenever required by the context hereof, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular; the masculine, the feminine and neuter gender shall be deemed to include the others.

     Severability. If any term, provision, clause, article, condition or other portion of this Agreement is determined to be invalid, void or unenforceable by a forum of competent jurisdiction, the same shall not affect any other term, provision, clause, article, condition or other portion hereof, and the remainder of this Agreement shall remain in full force and effect, as if such invalid, void or unenforceable term, provision, clause, article, condition or other portion of this Agreement did not appear herein.

     Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby or of the specific terms of this Agreement without the prior approval of the other party (which approval shall not be unreasonably withheld), except as such release or announcement may be required by law or exchange rules and regulations, in which case the party required to make such release or announcement shall allow the other party reasonable time to comment on such release in advance of its issuance. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing.

     Attorneys' Fees; Costs. In the event that any suit in law or equity, arbitration or other formal proceeding is instituted by any party to enforce or interpret any part of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to recover costs of suit incurred therein, and to also recover as an element of such costs (but not as damages) reasonable attorneys' fees incurred by such prevailing party. For purposes of this Agreement, the term "prevailing party" shall be the party who is entitled to recover costs of suit, whether or not the proceeding is brought to final judgment or award.

     Time of the Essence. Time is of the essence in this Agreement.


     IN WITNESS WHEREOF, the parties have executed or have caused their duly authorized representatives to execute this Agreement as of the date and in the place first above written.





Executed: October 8, 1997

--------------------------------------     -------------------------------------
SELLER:                                    BUYER:

DCX, Inc.                                  DCX-CHOL ENTERPRISES, INC.
a Colorado corporation                     a Colorado corporation


By:      /S/ Fred Beisser                  By         /S/ Neal Castleman

Name:    FREDERICK G. BEISSER              Name:      NEAL CASTLEMAN, President

Its:     Vice President - Finance &
         Administration
--------------------------------------     -------------------------------------